Exhibit 4.4
AMENDED AND RESTATED
NUANCE COMMUNICATIONS, INC. (FORMERLY KNOWN AS SCANSOFT, INC.)
(As amended on January 29, 2010)
1995 EMPLOYEE STOCK PURCHASE PLAN
     The following constitute the provisions of the 1995 Employee Stock Purchase Plan of Nuance Communications, Inc (formerly known as ScanSoft, Inc.), as proposed to be amended and restated:
     1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.
     2. Definitions.
     (a) “Board” shall mean the Board of Directors of the Company.
     (b) “Code” shall mean the Internal Revenue Code of 1986, as amended.
     (c) “Common Stock” shall mean the common stock of the Company.
     (d) “Company” shall mean Nuance Communications, Inc (formerly known as ScanSoft, Inc.), a Delaware corporation.
     (e) “Compensation” shall mean an Employee’s regular straight time gross earnings and shall not include payments for overtime, shift premium, incentive compensation, incentive payments, commissions, bonuses and other compensation.
     (f) “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.
     (g) “Contributions” shall mean all amounts credited to the account of a participant pursuant to the Plan.
     (h) “Designated Subsidiary” shall mean any Subsidiary that has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.
     (i) “Employee” shall mean any person who is an employee of an Employer for tax purposes and is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by the Employer.
     (j) “Employer” shall mean the Company and any Designated Subsidiary of the Company.
     (k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     (l) “Offering Date” shall mean the first Trading Day of each Offering Period.
     (m) “Offering Period” shall mean a period of approximately twelve (12) months during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day on or after February 16 and August 16 of each year and terminating on the last Trading Day in the periods ending twelve (12) months later. The duration and timing of Offering Periods may be changed pursuant to Section 4 hereof.
     (n) “Plan” shall mean this 1995 Employee Stock Purchase Plan.
     (o) “Purchase Date” shall mean the last Trading Day of each Purchase Period.
     (p) “Purchase Period” shall mean the approximately six (6) month period commencing after one Purchase Date and ending with the next Purchase Date, except that the first Purchase Period of any Offering Period shall commence on the Offering Date and end with the next Purchase Date.
     (q) “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than fifty percent (50%) of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.
     (r) “Trading Day” shall mean a day on which U.S. national stock exchanges and the Nasdaq System are open for trading.
     3. Eligibility.
     (a) Any person who is an Employee as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of Section 5(a) hereof and the limitations imposed by Section 423(b) of the Code.
     (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary, or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the fair market value of such stock at the time such option is granted) for each calendar year in which such option is outstanding at any time.
     4. Offering Periods. The Plan shall be implemented by a series of consecutive, overlapping Offering Periods, with a new Offering Period commencing on the first Trading Day on or after February 16 and August 16 of each year (or at such other time or times as may be determined by the Board), and continuing thereafter until terminated in accordance with Section 19 hereof. The Board shall have the power to change the duration and/or the frequency of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected thereafter. Eligible Employees may not participate in more than one Offering Period at a time.
     5. Participation.
     (a) An Employee who is eligible to participate in the Plan pursuant to Section 3 hereof may become a participant in the Plan by completing an enrollment form provided by the Company for such purpose and filing it with the Company’s payroll office prior to the applicable Offering Date, unless a later time for filing the enrollment form is set by the Board for all eligible Employees with respect to a given Offering Period.
     (b) Payroll deductions for a participant shall commence on the first payroll paid following the Offering Date and shall end on the last payroll paid in the Offering Period to which the enrollment form is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

     6. Method of Payment of Contributions.
     (a) At the time a participant files his or her enrollment form as provided in Section 5 hereof, he or she shall elect to have payroll deductions made on each payday during the Offering Period in an amount not less than one percent (1%) and not more than twelve percent (12%) of such participant’s Compensation on each such payday. All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.
     (b) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or, on one occasion only during the Offering Period, may decrease the rate of his or her Contributions during the Offering Period by completing and filing with the Company a new enrollment form authorizing the decrease in Contribute rate. The change in rate shall be effective as of the beginning of the next calendar month following the date of the Company’s receipt of the new enrollment form, if the form is received at least ten (10) business days prior to such date and, if not, as of the beginning of the next succeeding calendar month. A participant’s enrollment form shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.
     (c) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant’s Contributions may be decreased to zero percent (0%) at any time during a Offering Period. Contributions shall recommence at the rate provided in such participant’s enrollment form at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.
     (d) At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the participant.
     7. Grant of Option.
     (a) On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Purchase Date during such Offering Period a number of shares of Common Stock determined by dividing such participant’s Contributions accumulated prior to such Purchase Date and retained in the participant’s account as of the Purchase Date by the purchase price specified in Section 7(b) below; provided, however, that the maximum number of shares a participant may purchase during each Purchase Period shall be two thousand (2,000) shares (subject to any adjustment pursuant to Section 18 hereof), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13 hereof. The Board may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that a participant may purchase during each Purchase Period of such Offering Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period.
     (b) The purchase price per share of Common Stock covered by each option granted under the Plan shall be the lower of: (i) eighty-five percent (85%) of the fair market value of a share of Common Stock on the Offering Date; or (ii) eighty-five percent (85%) of the fair market value of a share of Common Stock on the Purchase Date. The fair market value of the Common Stock on a given date shall be determined by the Board in its discretion based on the closing price of the Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by The Nasdaq National Market (“Nasdaq”) or, if such price is not reported, the mean of the bid and asked prices per share of the Common Stock as reported by Nasdaq or, in the event the Common Stock is listed on a stock exchange, the fair market value per share shall be the closing price on such exchange on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in The Wall Street Journal.
     8. Exercise of Option.
     (a) Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares of Common Stock will be exercised automatically on each Purchase Date of an Offering Period, and the maximum number of full shares subject to the option will be purchased for such participant at the applicable purchase price specified in Section 7(b) hereof with the accumulated Contributions in his or her account. The shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Purchase Date. No fractional shares of Common Stock shall be purchased; any Contributions accumulated in a participant’s account that are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other cash remaining to the credit of a participant’s account under the Plan after the Purchase Date shall be returned to said participant. During his or her lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.
     (b) If the Board determines that, on a given Purchase Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Purchase Date, the Board may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Purchase Date, and continue all Offering Period then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Purchase Date, and terminate any or all Offering Periods then in effect pursuant to Section 19 hereof. The Company may make pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s shareholders subsequent to such Offering Date.
9. Delivery. As promptly as practicable following each Purchase Date on which a purchase of shares of Common Stock occurs, the Company shall arrange the delivery to each participant, as appropriate, of a certificate representing the shares purchased upon exercise of his or her option. If permitted by the Company, the shares will be electronically delivered to a brokerage account for the benefit of the participant. If the Company designates or approves a stock brokerage or other financial services firm (the “ESPP Broker”) to hold shares purchased under the Plan for the accounts of participants, the following procedures shall apply. Promptly following each Purchase Date, the number of shares of Common Stock purchased by each participant shall be deposited into an account established in the participant’s name with the ESPP Broker. Each participant shall be the beneficial owner of the Common Stock purchased under the Plan and shall have all rights of beneficial ownership in such Common Stock. A participant shall be free to undertake a disposition of the shares of Common Stock in his or her account at any time, but, in the absence of such a disposition, the shares of Common Stock must remain in the participant’s account at the ESPP Broker until the holding period set forth in Code Section 423 has been satisfied. With respect to shares of Common Stock for which the holding period set forth above has been satisfied, the participant may move those shares of Common Stock to another brokerage account of the participant’s choosing or request that a stock certificate be issued and delivered to him or her. Dividends paid in the form of shares of Common Stock with respect to Common Stock in a participant’s account shall be credited to such account.

10. Voluntary Withdrawal; Termination of Employment.
     (a) A participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time prior to each Purchase Date by giving written notice to the Company. All of the participant’s Contributions credited to his or her account will be paid to him or her promptly after the Company’s receipt of his or her notice of withdrawal and his or her option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made during the Offering Period. If a participant withdraws from an Offering Period, Contributions shall not resume at the beginning of the succeeding Offering Period unless the participant files a new enrollment form in accordance with Section 5 hereof.
     (b) Upon termination of a participant’s Continuous Status as an Employee prior to the Purchase Date of an Offering Period for any reason, including retirement or death, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her account but not yet used to exercise his or her option under the Plan will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 14 hereof, and his or her option will be automatically terminated.
     (c) In the event an Employee fails to remain in Continuous Status as an Employee for at least twenty (20) hours per week during the Offering Period in which the Employee is a participant, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her account but not yet used to exercise his or her option under the Plan will be returned to him or her, and his or her option will be automatically terminated.
     (d) A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in a succeeding Offering Period that commences after the termination of the Offering Period from which the participant withdraws or in any similar plan which may hereafter be adopted by the Company.
     11. Interest. No interest shall accrue on the Contributions of a participant in the Plan.
     12. Stock.
     (a) The maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be ten million (10,000,000) shares, subject to adjustment upon changes in the capitalization of the Company as provided in Section 18 hereof. If the total number of shares which otherwise be subject to options granted pursuant to Section 7(a) hereof on the Offering Date of an Offering Period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Employee affected thereby and shall similarly reduce the rate of Contributions, if necessary.
     (b) The participant will have no right to vote or receive dividends or any other rights as a shareholder of the Company with respect to the shares covered by his or her option until such option has been exercised and certificates representing such shares have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the participant as provided in Section 9 hereof.
     (c) Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.
     13. Administration. The Board, or a committee named by the Board, shall supervise and administer the Plan, and shall have full and exclusive discretionary power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Every finding, decision and determination made by the Board or its committee shall, to the fullest extent permitted by law, be final and binding upon all parties.
     14. Designation of Beneficiary.
     (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to a Purchase Date on which the option is exercised but prior to delivery to him or her of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to the exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.
     (b) Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
     15. Transferability. Neither Contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.
     16. Use of Funds. All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.
     17. Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees promptly following the Purchase Date, which statements will set forth the amounts of Contributions, the purchase price per share, the number of shares purchased and the remaining cash balance, if any.
     18. Adjustments Upon Changes in Capitalization; Corporate Transactions.
     (a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the purchase price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the maximum number of shares each participant may purchase during each [Purchase] Period (pursuant to Section 7 hereof), shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

     (b) Corporate Transactions. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Purchase Date (the “New Purchase Date”). If the Board shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each participant in writing, at least ten (10) days prior to the New Purchase Date, that the Purchase Date for his or her option has been changed to the New Purchase Date, and that his or her option will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 10 hereof. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock and the sale of assets or merger. The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the purchase price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.
     19. Amendment or Termination.
     (a) The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18 and this Section 19 hereof, no such termination may affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the rights of any participant. In addition, to the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as so required.
     (b) Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.
     (c) In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

     (i) altering the purchase price per share of the shares offered in any Offering Period including an Offering Period underway at the time of the change in purchase price;
     (ii) shortening any Offering Period so that Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Board action; and
     (iii) allocating shares.
Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.
     20. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
     21. Conditions Upon Issuance of Shares. Shares of Common Stock shall not be issued with respect to an option under the Plan unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
     22. No Effect on Employment. Nothing in the Plan shall be deemed to give any Employee the right to be retained in the employ of any Employer or to interfere with the right of the Employer to discharge the Employee at any time.
     23. Term of Plan; Effective Date. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of twenty (20) years unless sooner terminated under Section 19 hereof.